EXIBIT 99.1
[NTL Logo]


For Immediate Release
11 January 2001

NTL plans significant cash savings through outsourcing deal with IBM


- NTL and IBM to build on existing strong relationship and develop strategic alliance

- This alliance is projected to generate cash savings of approximately 300m pounds sterling (US $450m) over the life of the contract

-    All affected NTL associates to be offered employment by IBM

London (January 11th, 2001) - NTL Incorporated (NYSE: NLI; Easdaq: NTLI), the UK's leading broadband TV, telephone and internet communications company, announced today that it has identified IBM as its preferred supplier of Information Technology (IT) services in the UK and Ireland. The two companies have signed a non-binding Memorandum of Understanding, that establishes the principles of how they intend to work together and the contract is expected to be signed in April.

Under the proposed agreement, IBM would provide IT services for all of NTL's operations in the UK and Ireland until 2008. The current 10 year contract, signed in September 1998 between IBM and CWC Communications Services Ltd, now known as NTL Communications Services, will be the foundation of the new strategic alliance. NTL currently employs 600 associates and contractors in IT, and everyone who transfers to IBM will be offered employment. Detailed consultations with those affected are beginning today. NTL intends to retain control of its IT activities that are fundamental to its competitive advantage and key to the development of its intellectual property.

Stephen Carter, Managing Director, NTL, said: "As part of our ongoing strategy of delivering operational efficiencies and reducing our costs, we are focusing on our core business of delivering innovative communications solutions to UK homes and businesses. Information technology is a key enabler for NTL but it is not core. That is why we intend to extend the current outsourcing relationship with IBM to form a strategic alliance. We are confident that our associates working in IT will be offered greater career opportunities and development prospects by working for the world's largest information technology company."

Peter Black, Chief Technology Officer, NTL, added: "We anticipate that this alliance will deliver significant cash savings of approximately 300m pounds sterling over the life of the contract and improve service levels. We expect to see these savings begin in the latter half of 2001, after the contract has been signed and increase during the life of the contract. In addition, we expect a step change in the speed at which we will be able to deliver new products and services to the market place. All our stake-holders will benefit. It really is a win-win situation."

Tony Cronin, Vice President, IBM, said: "We are extremely pleased that NTL has selected us as their preferred supplier for the outsource of their IT infrastructure in the UK and Ireland. We recognise the critical importance of robust, reliable and efficient IT systems to support NTL's business. Our joint objectives for this alliance aim to help NTL gain competitive edge through efficiency improvements, standardisation, cost reduction, capability enhancement, flexibility and value."



More on NTL:

- NTL offers a wide range of communications services to homes and business customers throughout the UK and Ireland. 12 million homes are located within its fibre-optic broadband network, which covers over 50% of the UK including, Southampton, London, Manchester, Nottingham, Oxford, Cambridge, Leicester, Belfast, Cardiff and Glasgow. NTL now serves over 4.6 million on-net residential, cable telephony and Internet customers and approximately 1.3 million off-net Internet and telephony customers.

- NTL has over 70,000 UK business customers, including Royal Bank of Scotland, Comet, AT&T and Orange. NTL offers a broad range of technologies and resources to provide complete multi-service solutions for businesses from large corporations to local companies.

- NTL has a 40 year history in Broadcast TV and radio transmission and helped pioneer the technologies of the digital age. 22 million homes watch ITV, C4 and C5 thanks to NTL's broadcast transmitters.


More on IBM:

- IBM is the world's largest information technology company, with 80 years of leadership in helping businesses innovate. IBM offers a wide range of services, solutions and technologies that enable companies to take full advantage of the new era of e-business. IBM Global Services is the world's largest information technology services provider, with 1999 revenues of more than $32 billion.

- Services is the fastest growing part of IBM, with more than 138,000 professionals serving customers in 160 countries. IBM Global Services integrates IBM's broad range of capabilities - services, hardware, software and research - to help companies of all sizes realise the full value of information technology.


For further information on NTL, contact:

In the UK
Alison Kirkwood, Media Relations, 01256 752 662 / 07788 186154
Malcolm Padley, Media Relations, 01256 753408 / 07788 978199
Peter Black, Chief Technology Officer, 01256 752000

Buchanan Communications - Richard Oldworth, Mark Edwards or Jeremy Garcia
Tel: 020 7466 5000


In the U.S.
Investor Relations:
John F. Gregg, Senior Vice President - Chief Financial Officer
Richard J. Lubasch, Executive Vice President - General Counsel
Bret Richter, Vice President - Corporate Finance and Development
Amy Minnick, Investor Relations
Tel: (001) 212 906 8440, or via e-mail at investor_relations@ntli.com

Media:
The Abernathy MacGregor Group
-        Winnie Lerner
-        Tel: (001) 212 371 5999